Exhibit 10.19

SUMMARY OF LANTRONIX, INC. ANNUAL BONUS PROGRAM

1. Purpose and Effective Date.

This Summary sets forth the terms and conditions of the Lantronix, Inc. Annual Bonus Program (the “Bonus Program”). It is a performance-based bonus program for the benefit of employees of Lantronix, Inc., a Delaware corporation (“Lantronix”), and any subsidiaries of Lantronix that are selected for participation as provided herein (“Participants”). The Bonus Program is designed to encourage Participants to perform in a satisfactory manner over the course of Lantronix’ fiscal year, which ends on June 30 of each year (“fiscal year”). The Bonus Program is intended to qualify as a compensation or bonus plan that is exempt from the application of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, by reason of Section 3 of such Act. Unless otherwise noted, the term the “Company” refers to Lantronix and/or any of its subsidiaries, as applicable.

2. Eligibility and Participation.

Eligibility and participation shall be at the sole discretion of the Compensation Committee of the Board of Directors of Lantronix (the “Compensation Committee”). Management of Lantronix (“Management”) will notify in writing those employees determined by the Compensation Committee to be eligible for participation in the Bonus Program.

3. Administration of the Bonus Program.

The Compensation Committee shall administer the Bonus Program. For each applicable fiscal year, the Compensation Committee shall review and approve the bonus targets, performance measures and objectives for the Bonus Program. In establishing performance measures and objectives, the Compensation Committee and Management shall seek to establish objectives that are written and capable of reasonable evaluation, which may include quantitative or qualitative measures as determined appropriate.

4. Performance Periods and Bonus Targets.

(a) Performance Periods. The Bonus Program is based upon an annual performance period for each applicable fiscal year (each, a “Performance Period”): (i) July 1 – June 30. For each Performance Period, bonuses under the Bonus Program (“Bonuses”) are payable to Participants who remain employed by the Company on the date that Bonuses are paid under the Bonus Program for the applicable Performance Period (each, a “Distribution Date”).

(b) Bonus Targets.

(1) Target Annual Bonus Amount. For each Participant, the Compensation Committee will establish a target annual bonus amount (“Target Annual Bonus”) payable under the Bonus Program to the Participant for the fiscal year, expressed as a percentage of the Participant’s base salary or as a fixed amount of cash, the payment of which shall be conditioned on the achievement of certain performance goals and objectives as outlined in this Bonus Program.

(2) Target Period Bonus Amount. For each Performance Period, each Participant will have a target bonus amount (“Target Period Bonus”), which will be equal to a percentage of the Target Annual Bonus. The percentage of the Target Annual Bonus to be allocated to each Performance Period will be established by the Compensation Committee.

5. Bonus Pool. For each Performance Period, the Compensation Committee shall establish an aggregate amount available for payment of Bonuses to Participants (the “Bonus Pool”), based on the Company’s achievement of the applicable performance measures and objectives established by the Compensation Committee. The Bonus Pool may be zero, and Bonuses shall not be payable, if the Compensation Committee determines that the applicable performance measures and objectives were not achieved at a level required for a payout. The Compensation Committee shall determine the Bonuses payable to executive officers. With respect to Participants who are not executive officers, Management, pursuant to authority delegated by the Compensation Committee, shall determine individual Bonus payments from the Bonus Pool, taking into account the applicable target bonus opportunity, individual performance and such other factors as Management determines appropriate. Individual Bonus payments may be greater or less than the amount otherwise indicated by the applicable target bonus opportunity, subject to the aggregate amount available in the Bonus Pool and any limitations established by the Compensation Committee.

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6. Bonus Components. For each Performance Period, the Compensation Committee shall establish the applicable performance measures, their respective weightings, performance targets and payout opportunities.

7. Committee Discretion. The Compensation Committee shall have the sole discretion and authority to make further adjustments to take into account, as well as to disregard, any events that the Compensation Committee considers extraordinary, which may include, but are not limited to, acquisitions, divestitures, accounting changes, restructuring charges, foreign-exchange effects, unusual/nonrecurring items, changes in law, and similar events. The Compensation Committee shall also have discretion to grant discretionary bonuses to Participants based upon individual performance, corporate performance or the circumstances that the Compensation Committee considers appropriate.

8. Form and Time of Payment. Any Bonuses payable to a Participant hereunder shall be paid as soon as administratively practicable following the filing of the Company’s Form 10-K for the applicable period that corresponds to the end of the Performance Period, but in no event shall such Distribution Date be later than December 31 of the calendar year in which such Performance Period ends. The payment of each Bonus shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes, as and when those taxes become due and payable.

9. Satisfactory Performance Required. All Bonus payments under the Bonus Program are contingent on satisfactory service through the Distribution Date and on the other terms and conditions specified herein. Notwithstanding any provisions of the Bonus Program to the contrary, the Compensation Committee with respect to executive officers, and Management, with respect to all other Participants, may reduce, eliminate or otherwise modify the Bonus payments for any Participant based on the Participant’s individual performance during the Performance Period.

10. Corporate Transactions and Change of Control. The obligations of this Bonus Program shall be binding on any employer that acquires, through a stock purchase or merger, or through an asset purchase, or otherwise, part or all of Lantronix, or an employer following a Change of Control. A “Change of Control” means (a) the acquisition of 50% or more of each class of the outstanding shares of the Company by a third party which is not a member of a “Controlled Group” (within the meaning of the Internal Revenue Code) including Lantronix; (b) a merger, consolidation or other reorganization of Lantronix (other than reincorporation), if after giving effect to such merger, consolidation, or other reorganization, the shareholders of Lantronix immediately prior to such merger, consolidation, or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary power to elect directors of the surviving entity after such merger, consolidation or other reorganization; or (c) the sale of all or substantially all of the assets of Lantronix to a third party who is not a member of a Controlled Group (within the meaning of the Internal Revenue Code) including Lantronix.

11. Termination of Participation; Other Events; Pro Rata Payments

(a) Effect of Termination of Employment. Except as otherwise provided in an applicable employment, severance or other written agreement approved by the Company, a Participant’s participation in the Bonus Program shall automatically terminate, without notice to or consent by such Participant, upon the termination of a Participant’s employment for any reason, and the Participant shall forfeit his or her entire right to any Bonus hereunder.

(b) Pro Rata Payments. Pro rata payments will be made only in the following circumstances and calculated in the manner specified herein:

(i) Employees on Leave. If a Participant is on an approved leave of absence during the Performance Period, he or she will receive a pro rata Bonus based on the time actually worked during the Performance Period, as calculated by senior management of Lantronix in its reasonable discretion and as approved by the Compensation Committee.

(ii) Newly Hired Employees. A Participant who is newly-hired during a Performance Period may be selected for participation in, and eligible for payments under, the Bonus Program on a pro-rata basis based upon the employee’s date of hire; provided that an employee must be employed for at least fifty percent of the Performance Period to be entitled to receive pro-rata payments for the Performance Period.

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12. Binding Authority. Subject to the review and approval of the Board of Directors of Lantronix or the Compensation Committee provided herein, the decisions of senior management of Lantronix, or their duly authorized delegate, shall be final and conclusive for all purposes of the Bonus Program and shall not be subject to any appeal or review.

13. Source of Payments. Bonus Payments will be paid in cash from the general funds of Lantronix; no separate fund will be established.

14. Amendment or Termination. The Bonus Program may be amended, modified, suspended or terminated by the Board of Directors of Lantronix, or the Compensation Committee, at any time and without notice to or the consent of Participants.

15. Severability. If any term or condition of the Bonus Program shall be invalid or unenforceable, the remainder of the Bonus Program shall not be affected thereby and shall continue in effect and application to the fullest extent permitted by law.

16. No Employment Rights. Neither the establishment nor the terms of the Bonus Program shall be held or construed to confer upon any employee the right to a continuation of employment by the Company, nor constitute a contract of employment, express or implied. Subject to any applicable employment agreement or requirement of applicable law, the Company reserves the right to dismiss or otherwise deal with any employee, including the Participants, to the same extent as though the Bonus Program had not been adopted. Nothing in the Bonus Program is intended to alter the “AT-WILL” status of Participants, it being understood that, except to the extent otherwise expressly set forth to the contrary in a written employment agreement, the employment of any Participant can be terminated at any time by either the Company or the employee with or without notice, with or without cause.

17. Transferability of Rights. The Company shall have the right to transfer its obligations under the Bonus Program, with respect to one or more Participants, to any person, including any purchaser of all or any part of the Company’s business. No Participant or spouse shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy that the Participant may have at any time to receive payments of benefits hereunder, which benefits and the rights thereto are expressly declared to be nonassignable and nontransferable, except to the extent required by law. Any attempt by a Participant to transfer or assign a benefit or any rights granted hereunder shall (after consideration of such facts as the Company deems pertinent) be grounds for terminating any rights of the Participant to any portion of the Bonus Program benefits not previously paid.

18. Governing Law. The Bonus Program shall be construed, administered and enforced according to the laws of the State of California.

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